Exhibit 99.1

NITROMED, INC. 45 HAYDEN AVENUE, SUITE 3000 LEXINGTON, MA 02421 t. 781.266.4000 f. 781.274.8080 www.nitromed.com

NitroMed Reports Financial Results for Second Fiscal Quarter 2007

 - Conference Call and Webcast to be Held Today at 8:00 AM ET -

LEXINGTON, MA—(August 1, 2007)—NitroMed, Inc. (NASDAQ: NTMD), an emerging pharmaceutical company and the maker of BiDil® (isosorbide dinitrate/hydralazine hydrochloride), an orally administered medicine approved in the United States for the treatment of heart failure in self-identified black patients, today reported financial results for its second fiscal quarter and year to date ended June 30, 2007.

Total revenues for the three months ended June 30, 2007 were $3.7 million compared to $2.9 million for the same period in 2006, an increase of $0.8 million, or 30%.   For the six months ended June 30, 2007, total revenues were $7.3 million, compared to $5.2 million for the same period during 2006, an increase of $2.1 million, or 41%.  Sales of BiDil accounted for all revenues during both periods.

Total operating expenses for the three months ended June 30, 2007, excluding cost of product sales, were $9.6 million, compared to $21.1 million for the same period in 2006, a decrease of $11.5 million or 55%.  For the six months ended June 30, 2007, total operating expenses, excluding cost of product sales, were $22.5 million, compared to $48.9 million for same period during 2006, a decrease of $26.4 million or 54%.

The substantial year-over-year decreases in operating expenses are primarily the result of the Company’s restructuring actions in March and October of 2006, which reduced costs and employee headcount in the areas of research and discovery, and sales and marketing, respectively.  Advertising and promotional expenses were also higher during the commercial launch phase for BiDil in 2006.

The Company’s net loss for the quarter ended June 30, 2007 was $6.2 million or $0.16 per common share, compared to a net loss of $18.3 million or $0.50 per common share for the same quarter in 2006.  For the six months ended June 30, 2007, the Company’s net loss was $16.4 million or $0.42 per common share, compared to a net loss of $44.2 million or $1.24 per common share for the same period in 2006.

At June 30, 2007, the Company had cash, cash equivalents and marketable securities totaling $44.4 million, an increase of $2.3 million from December 31, 2006.  In May 2007, the Company raised net proceeds of $18.3 million in a registered direct offering of its common stock.

Kenneth M. Bate, NitroMed’s President and Chief Executive Officer, stated, “During the quarter, we focused on expanding our U.S. field sales organization while continuing to achieve placements of BiDil on institutional formularies.  We are also making good progress toward our goal of approximately doubling the size of our sales organization, with key managers now in place to direct a pull-through program for BiDil at the physician level.  We feel confident that we are appropriately building the market for the BiDil brand, as we proceed with the development of an extended release formulation of BiDil.”

James G. Ham, III, NitroMed’s Chief Financial Officer, commented, “We’ve continued to carefully manage our expenses during the second quarter, and have again achieved a substantial reduction in sequential cash burn, which was $6.3 million during the second quarter of 2007.  Our team and resources remain committed to the development of BiDil extended release and to supporting the currently marketed immediate release formulation of BiDil.  For the year 2007, we are lowering our expense guidance, which we now project will be in the range of $50 - $55 million, including share-based compensation expense related to SFAS 123R but excluding cost of product sales.”

Corporate Highlights

Accomplishments realized by NitroMed during the second quarter of 2007 include:

•                  The publication in the June issue of the Journal of Cardiac Failure of remodeling data for BiDil.  The article features outcomes for the African American Heart Failure Trial (A-HeFT), demonstrating further regression of left ventricular remodeling in an already well-treated black population with heart failure.

•                  The completion of a registered direct offering of the Company’s common stock in May 2007, resulting in net proceeds to the Company of $18.3 million.

•                  Improvement in preferred reimbursement for BiDil and inclusion of BiDil on key hospital formularies.  Preferred reimbursement denotes a preferential level of reimbursement at which patient co-pays range from approximately $15.00 to $30.00 per prescription.  The Company estimates that approximately 70% of African Americans with heart failure now have functional, affordable access to BiDil.

Webcast and Conference Call
NitroMed will host a webcast and conference call, including an open question and answer session to discuss second quarter 2007 financial results and Company progress.

Date:       Wednesday, August 1, 2007

Time:      8:00 a.m. Eastern Time

Access by Conference Call:

Domestic callers:	Dial 800-591-6944
International callers:	Dial 617-614-4910
Participant passcode:	98059341

Access by Webcast:

Go to www.nitromed.com for live webcast link.

An audio replay of the earnings conference call will be available two hours after the call and through August 8, 2007.  The replay can be accessed by dialing 888-286-8010.  International callers should dial 617-801-6888. The replay passcode for all callers is 89122822.  The webcast will be archived on the Company’s website for an indefinite period of time following the earnings call.

About NitroMed, Inc.

NitroMed of Lexington, Massachusetts is an emerging pharmaceutical company and the maker of BiDil® (isosorbide dinitrate/hydralazine hydrochloride), an orally administered medicine available in the United States for the treatment of heart failure in self-identified black patients.  In this population, BiDil is indicated

as an adjunct to current standard therapies such as angiotensin converting enzyme (ACE) inhibitors and beta blockers.  There is little experience in patients with New York Heart Association Class IV heart failure.  BiDil was approved by the U.S. Food and Drug Administration, primarily on the basis of efficacy data from the Company’s landmark A-HeFT (African American Heart Failure Trial) clinical trial and is marketed by NitroMed through a specialty medicines sales organization.

For full prescribing information, visit: www.BiDil.com.  BiDil is a registered trademark of NitroMed, Inc.

Forward Looking Statements
Statements in this press release about future expectations, plans and prospects for the Company, including the Company’s expectations regarding cash management and operating expenses in 2007, its positioning to achieve the Company’s goals and objectives in 2007, its plans to expand its sales organization, its plans to build the market for the BiDil brand and its plans to develop an extended release formulation of BiDil, known as BiDil XR™, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: difficulties in successfully developing, obtaining regulatory approval for, manufacturing and commercializing BiDil XR, including the Company’s ability to maintain third-party relationships for the development and manufacture of clinical and commercial quantities of BiDil XR on favorable terms, if at all; the Company’s ability to execute on its revised sales and marketing strategy for BiDil, including, without limitation, the Company’s ability to achieve anticipated cost reductions, the Company’s ability to successfully market and increase the sales of BiDil with limited sales force support and centralized marketing efforts, the Company’s ability to recruit the specialized sales representatives necessary to execute on this strategy, and the Company’s ability to successfully enter into a co-promotion agreement for BiDil on favorable terms, if at all; the Company’s ability to enter into collaboration or licensing arrangements with strategic partners related to its product candidate portfolio on favorable terms, if at all; the Company’s ability to obtain the substantial additional funding required to execute its business strategies; patient, physician and third-party payor acceptance of BiDil and/or BiDil XR, if successfully developed, as safe and effective therapeutics; the Company’s ability to obtain or maintain intellectual property protection and required licenses; unanticipated operating expenses for the remainder of fiscal year 2007 and beyond; and other important factors discussed in the Section titled “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, which has been filed with the SEC, and in the other filings that the Company makes with the SEC from time to time. The forward-looking statements included in this press release represent the Company’s views as of the date of this release.  The Company anticipates that subsequent events and developments will cause the Company’s views to change.  However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so.  These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

Contact:
Jane A. Kramer
P: 781.266.4220
C: 781.640.8499
Source: NitroMed, Inc.

-                    Financial Tables Follow —

NITROMED, INC.

SELECTED FINANCIAL INFORMATION

(in thousands, except per share amounts)

CONDENSED STATEMENTS OF OPERATIONS

For the three and six months ended June 30, 2007 and 2006

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenues:
Product revenue	$3,715	$2,855	$7,283	$5,171

Cost and operating expenses:
Cost of product sales	637	621	1,591	1,517
Research and development	2,931	4,516	5,938	10,515
Sales, general and administrative	6,634	16,580	15,582	36,365
Restructuring charge	—	—	1,004	2,038

Total cost and operating expenses	10,202	21,717	24,115	50,435

Loss from operations	(6,487)	(18,862)	(16,832)	(45,264)

Non-operating income, net	251	582	482	1,060

Net loss	$(6,236)	$(18,280)	$(16,350)	$(44,204)

Basic and diluted net loss per common share	$(0.16)	$(0.50)	$(0.42)	$(1.24)

Shares used in computing basic and diluted net loss per common share	40,100	36,724	38,689	35,667

CONDENSED BALANCE SHEETS

As of June 30, 2007 and December 31, 2006

(Unaudited)

	June 30,	December 31,
	2007	2006
ASSETS

Cash and marketable securities	$44,446	$42,153
Accounts receivable, net	1,368	1,370
Inventories	2,986	2,846
Other assets	1,214	2,336

Total assets	$50,014	$48,705

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities	$14,964	$15,692
Deferred revenue	—	206
Long-term debt	—	3,728
Stockholders' equity	35,050	29,079

Total liabilities and stockholders' equity	$50,014	$48,705

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